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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Firstar Corporation:

     Under date of January 19, 1995, we issued our audit report on the consolidated balance sheets of Firstar Corporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ending December 31, 1994 that were included in the annual report on Form 10-K for the year 1994.

     Firstar Corporation is amending its aforementioned annual report by substituting the attached consolidated financial statements and related notes for the corresponding statements in item 8 in the original filing which have been restated for business combinations accounted for as poolings of interests subsequent to December 31, 1994.

     We consent to the use of our audit report dated January 19, 1995, included in the aforementioned annual report on Form 10-K, as it is being amended.

                                          [Signature]

                                          KPMG Peat Marwick LLP

Milwaukee, Wisconsin
January 19, 1995